Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR CONTACT:

David Jones
Chief Financial Officer
865-293-5299

MEDIA CONTACT:

Tracy Young
Vice President, Communications
800-818-1498

Team Health Holdings, Inc. Announces First Quarter 2010

Financial Results

•	Net Revenue less provision for uncollectibles grows 4.3% to $364.5 million over the prior year first quarter

•	Net Earnings of $10.9 million; $16.3 million, after adjustment for debt redemption related costs and a favorable prior year loss reserve adjustment

•	Diluted Net Earnings per share of $0.17; $0.25 after adjustment for debt redemption related costs and a favorable prior year loss reserve adjustment

•	Adjusted EBITDA (excluding the effects of prior year loss reserve adjustment) of $38.6 million and Adjusted EBITDA margin of 10.6%

KNOXVILLE, Tenn. – May 11, 2010 – Team Health Holdings, Inc. (“TeamHealth”) (NYSE: TMH), one of the largest suppliers of outsourced healthcare professional staffing and administrative services to hospitals and other healthcare providers in the United States, today announced results for its first quarter 2010.

“Our first quarter results reflect strong growth from our recent acquisition activities, but total net revenue growth was constrained by declines in same contract fee-for-service volumes. Similar to many other healthcare services companies, we experienced significantly softer patient volume compared to 2009, driven by a benign seasonal flu period, significant declines in H1/N1 flu volume when compared to prior sequential quarters, and weather-related issues within the current quarter. The four acquisitions that we completed last year made a solid contribution to revenue and earnings and we expect that the two recently announced transactions will make contributions to our financial performance in the second quarter and beyond. In light of patient volumes that ran below our historical trend line during the quarter, we have focused on managing our cost structure in line with the potential for soft fee-for-service volumes over the remainder of the year. Our expense controls, combined with continued improvement in revenue cycle processes and execution, and our ongoing focus on professional liability cost management, enabled us to grow net revenue while maintaining our targeted Adjusted EBITDA margin,” said TeamHealth President and Chief Executive Officer Greg Roth.

2010 First Quarter Results

•	Net Revenue less provision for uncollectibles increased 4.3% to $364.5 million over the same period in the prior year.

•

Reported net earnings of $10.9 million or $0.17 diluted net earnings per share. Net earnings were $16.3 million, or $0.25 diluted net earnings per share, after excluding costs associated with the redemption of the 11.25% Senior Subordinated Notes totaling $16.2 million on a pre-tax basis ($9.9 million after-tax) and a favorable prior year professional liability loss reserve adjustment of $7.2 million on a pre-tax basis ($4.4 million after-tax)

•	Adjusted EBITDA (excluding the effects of professional liability loss reserve adjustments) declined 5.2% to $38.6 million over the same period in the prior year.

Net revenue less provision for uncollectibles (“revenue less provision”) in the first quarter of 2010 increased 4.3% to $364.5 million from $349.6 million in the first quarter of 2009. Revenue less provision from acquisitions and new contracts, net of terminations (excluding the military division), contributed 6.1% and 1.3%, respectively, of the growth between quarters. Due to declines in both same contract fee-for-service volumes and in contract and other revenue, same contract revenue contributed 0.2% towards overall growth. Net contract changes within the military division reduced quarter over quarter net revenue growth by 3.3%.

Same contract revenue less provision for the first quarter of 2010 increased 0.2% to $315.1 million from $314.6 million in the same period a year ago. Increases in estimated collections on fee-for-service visits of 2.8% contributed approximately 2.0% of same contract revenue growth between quarters. Due, in part, to the effects of extremely low seasonal flu incidents on a nationwide basis and weather-related issues in certain geographic areas during the first quarter of 2010, fee-for-service visits declined by 0.8%, which contributed a 0.6% decline in same contract revenue growth between periods. Declines in contract and other revenue, primarily associated with the locum tenens and military divisions, constrained same contract revenue growth by 1.2%. Acquisitions contributed $21.4 million of growth between periods. Excluding the impact of contracting changes within the military division, net new contract revenue increased by $4.6 million while changes within military staffing contracts resulted in a decline of $11.6 million between periods.

Reported net earnings were $10.9 million in the first quarter of 2010, or $0.17 diluted net earnings per share, compared to net earnings of $25.9 million, or $0.52 pro forma diluted net earnings per share in the same quarter of 2009. Included in the first quarter 2010 results were costs associated with the Company’s bond redemption of $16.2 million. Financial results for the first quarter of 2010 reflected a reduction of professional liability reserves related to prior years of $7.2 million compared to a prior year professional liability reserve adjustment of $18.8 million in the first quarter of 2009. Following these adjustments, diluted net earnings per share were $0.25 for first quarter 2010, compared to $0.29 for 2009.

Adjusted EBITDA for the first quarter of 2010 was $45.8 million compared to $59.5 million in the same quarter of 2009. Excluding the impact of the prior year professional liability reserve adjustments, Adjusted EBITDA was $38.6 million and $40.7 million, respectfully, in each period.

As of March 31, 2010, the Company had cash and cash equivalents of approximately $15.7 million and a revolving credit facility of $125.0 million (without giving effect to $7.2 million of undrawn letters of credit). As previously announced, during the quarter ended March 31, 2010, the Company redeemed $157.5 million of the 11.25% Senior

Subordinated Notes which resulted in a charge of $14.9 million consisting of the payment of bond premiums in the amount of $11.0 million and the write off of $3.9 million of previously deferred financing costs. In addition, interest expense of $1.3 million was recognized on the bonds that were redeemed during the current quarter. The Company also made scheduled debt payments of $1.1 million. As a result, the Company’s total outstanding debt as of March 31, 2010 was $452.5 million and there were no amounts outstanding under the revolving credit facility.

Cash flow used in operations for the quarter ended March 31, 2010 was $10.7 million compared to cash provided by operations of $30.3 million for the first quarter of 2009. Included within operating cash flow in 2010 were $13.8 million of cash costs associated with the bond redemption, including $2.8 million of accrued interest payments on bonds that were redeemed. In addition to the first quarter 2010 bond redemption, other elements contributing to the change in operating cash flow between quarters were increased levels of accounts receivable funding, and increases in the funding of current liabilities, including prior year incentive plan liabilities, during the first quarter of 2010 compared to 2009.

“Despite the constrained level of revenue growth in the first quarter associated with reduced patient volumes, our organization continues to be excited about the strength of our strategic position and the opportunities for profitable growth organically, by acquisition, and through opportunities in adjacent service markets over the remainder of 2010 and into subsequent years. We have a strong M&A pipeline and the current environment is yielding some very attractive growth opportunities. We have strengthened our capital structure to increase our financial flexibility and to accelerate our future cash flow and earnings growth. The strength and flexibility of our business model will continue to enable us to respond effectively to a rapidly changing and more complex competitive and regulatory environment to continue to generate consistently profitable operating results.” concluded Mr. Roth.

Lynn Massingale, M.D., Executive Chairman of TeamHealth, added, “Our organization continues to be distinguished by its focus on operational excellence to ensure that we consistently provide the highest quality of care. The significant investment that we have made in proprietary IT systems supports the consistently high quality of execution while helping drive ongoing improvements in our support costs. Our recent acquisition track record shows that we are viewed as a stable and attractive partner and our continued infrastructure investments provide our hospital clients with programs to drive their achievement of patient safety, operational efficiency, and customer satisfaction goals.”

Conference Call

As previously announced, TeamHealth will hold a conference call tomorrow, May 12, to discuss its fiscal first quarter 2010 results at 10:00 a.m. (Eastern Daylight Time). The conference call can be accessed live over the phone by dialing 1-877-941-2069, or for international callers, 1-480-629-9713. A replay will be available one hour after the call and can be accessed by dialing 1-800-406-7325, or for international callers, 1-303-590-3030. The passcode for the live call and the replay is 4285120. The replay will be available until May 19, 2010.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at www.teamhealth.com. The on-line replay will remain available for a limited time beginning immediately following the call in the Investor Relations section of the Company’s website at www.teamhealth.com.

To learn more about TeamHealth, please visit the company’s Web site at www.teamhealth.com. TeamHealth uses its Web site as a channel of distribution for material Company information. Financial and other material information regarding TeamHealth is routinely posted on the Company’s Web site and is readily accessible.

About TeamHealth

TeamHealth (Knoxville, Tenn.) (NYSE: TMH) was founded in 1979 and has become one of the largest suppliers of outsourced healthcare professional staffing and administrative services to hospitals and other healthcare providers in the United States. Through its seven principal service lines located in 13 regional sites, TeamHealth’s approximately 5,600 affiliated healthcare professionals provide emergency medicine, hospital medicine, anesthesia, teleradiology, and pediatric staffing and management services to approximately 520 civilian and military hospitals, clinics, and physician groups in 48 states. For more information about TeamHealth, visit www.teamhealth.com.

Forward Looking Statements

Statements and information contained herein that are not historical facts and that reflect the current view of Team Health Holdings, Inc. (the “Company”) about future events and financial performance are hereby identified as “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions. The Company cautions that such “forward looking statements,” including without limitation, those relating to the Company’s future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements.” Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include but are not limited to current or future government regulation of the healthcare industry, exposure to professional liability lawsuits and governmental agency investigations, the adequacy of insurance coverage and insurance reserves, as well as those factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company’s “forward looking statements” speak only as of the date hereof and the Company disclaims any intent or obligation to update “forward looking statements” herein to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.

Non-GAAP Financial Measures Reconciliation

This release includes a table that sets forth a reconciliation of net earnings to Adjusted EBITDA. Adjusted EBITDA under the indenture governing the 11.25% Senior Subordinated Notes is defined as net earnings before interest expense, taxes, depreciation and amortization, as further adjusted to exclude unusual items, non-cash items and the other adjustments shown in the table below. We believe that the disclosure of the calculation of Adjusted EBITDA provides information that is useful to an investor’s understanding of our liquidity and financial flexibility. Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.

Since Adjusted EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Team Health Holdings, Inc.

Consolidated Balance Sheets

	December 31, 2009	March 31, 2010
	(Unaudited) (In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$170,331	$15,680
Accounts receivable, less allowance for uncollectibles of $178,712 and $176,290 in 2009 and 2010, respectively	237,703	250,319
Prepaid expenses and other current assets	17,040	15,951
Receivables under insured programs	17,615	13,621

Total current assets	442,689	295,571
Investments of insurance subsidiary	86,975	88,663
Property and equipment, net	28,850	29,374
Other intangibles, net	59,505	58,660
Goodwill	213,978	217,682
Deferred income taxes	44,880	42,354
Receivables under insured programs	24,708	26,239
Other	39,361	38,881

	$940,946	$797,424

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$17,472	$12,611
Accrued compensation and physician payable	124,380	105,858
Other accrued liabilities	83,955	79,006
Income tax payable	2,979	2,892
Current maturities of long-term debt	161,752	4,250
Deferred income taxes	34,764	38,814

Total current liabilities	425,302	243,431
Long-term debt, less current maturities	449,273	448,211
Other non-current liabilities	158,703	164,427
Shareholders’ equity (deficit):
Common stock, 100,000 shares authorized, 62,401 and 64,396 shares issued and outstanding at December 31, 2009 and March 31, 2010, respectively	624	644
Additional paid in capital	490,989	513,574
Accumulated deficit	(582,708)	(571,809)
Accumulated other comprehensive loss	(1,237)	(1,054)

Total shareholders’ deficit	(92,332)	(58,645)

	$940,946	$797,424

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Team Health Holdings, Inc.

Consolidated Statements of Operations

	Three Months Ended March 31,
	2009	2010
	(Unaudited)
	(In thousands, except per share data)
Net revenue	$594,792	$631,966
Provision for uncollectibles	245,206	267,501

Net revenue less provision for uncollectibles	349,586	364,465
Cost of services rendered (exclusive of depreciation and amortization shown separately below)
Professional service expenses	268,932	282,824
Professional liability (benefit) costs	(6,733)	5,937
General and administrative expenses	29,220	30,801
Management fee and other expenses (income)	939	(62)
Depreciation and amortization	4,625	6,415
Interest expense, net	10,096	5,763
Transaction costs	81	65
Loss on extinguishment of debt	—	14,862

Earnings before income taxes	42,426	17,860
Provision for income taxes	16,529	6,962

Net earnings	$25,897	$10,898

	Three Months Ended March 31
	2009 Pro forma	2010
Net earnings per share
Basic	$.52	$.17
Diluted	$.52	$.17
Weighted average shares outstanding
Basic	48,960	63,920
Diluted	49,066	64,529

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Team Health Holdings, Inc.

Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2009	2010
	(Unaudited)
	(In thousands)
Operating Activities
Net earnings	$25,897	$10,898
Adjustments to reconcile net earnings:
Depreciation and amortization	4,625	6,415
Amortization of deferred financing costs	517	537
Employee equity based compensation expense	186	204
Provision for uncollectibles	245,206	267,501
Deferred income taxes	4,717	6,449
Loss on extinguishment of debt	—	3,837
Loss on disposal of equipment	30	3
Equity in joint venture income	(383)	(525)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(243,713)	(280,117)
Prepaids and other assets	(2,728)	(1,771)
Income tax accounts	11,445	(24)
Accounts payable	(3,174)	(4,643)
Accrued compensation and physician payable	(6,609)	(18,306)
Other accrued liabilities	5,476	1,534
Professional liability reserves	(11,225)	(2,676)

Net cash provided by (used in) operating activities	30,267	(10,684)
Investing Activities
Purchases of property and equipment	(1,476)	(1,189)
Cash paid for acquisitions, net	(2,699)	(4,159)
Purchases of investments by insurance subsidiary	(17,898)	(9,876)
Proceeds from investments by insurance subsidiary	12,800	8,052

Net cash used in investing activities	(9,273)	(7,172)
Financing Activities
Payments on notes payable	(1,062)	(1,062)
Payments on 11.25% senior subordinated notes	—	(157,502)
Proceeds from revolving credit facility	—	56,000
Payments on revolving credit facility	—	(56,000)
Proceeds from sale of common shares	—	21,769
Redemption of common units	(6)	—

Net cash used in financing activities	(1,068)	(136,795)

Net increase (decrease) in cash	19,926	(154,651)
Cash and cash equivalents, beginning of period	46,398	170,331

Cash and cash equivalents, end of period	$66,324	$15,680

Interest paid	$4,490	$6,551

Taxes paid	$332	$593

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Team Health Holdings, Inc.

Adjusted EBITDA

The following table sets forth a reconciliation of net earnings to Adjusted EBITDA. Adjusted EBITDA under the indenture governing the senior subordinated notes is defined as net earnings before interest expense, taxes, depreciation and amortization, as further adjusted to exclude unusual items, non-cash items and the other adjustments shown in the table below. We believe that the disclosure of the calculation of Adjusted EBITDA provides information that is useful to an investor’s understanding of our financial flexibility under our indenture covenants. Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.

	Three Months Ended March 31,
	2009	2010
	(in thousands)
Net earnings	$25,897	$10,898
Interest expense, net	10,096	5,763
Provision for income taxes	16,529	6,962
Depreciation and amortization	4,625	6,415
Management fee and other expenses (income)(a)	939	(62)
Loss on extinguishment of debt(b)	—	14,862
Transaction costs(c)	81	65
Stock based compensation expense(d)	186	204
Insurance subsidiary interest income	860	684
Severance and other charges	312	12

Adjusted EBITDA*	$59,525	$45,803

*	Adjusted EBITDA totals are not adjusted for the favorable effects of professional liability loss reserve adjustments associated with prior years of $18,824 and $7,219 for the three months ended March 31, 2009 and 2010, respectively. Adjusting for the effects of professional liability loss reserve adjustments associated with prior years, Adjusted EBITDA would have been reduced to $40,701 and $38,584 for the three months ended March 31, 2009 and 2010, respectively.
(a)	Reflects sponsor management fee and loss on disposal of assets in 2009 and loss on disposal of assets and realized gain on investments in 2010.
(b)	Reflects the loss on the redemption of a portion of the 11.25% Senior Subordinated Notes, including the write-off of deferred financing costs of $3,837.
(c)	Reflects expenses associated with acquisition transaction fees.
(d)	Reflects, for 2009, costs related to the recognition of expense in connection with the issuance of restricted units under the Team Health, Inc. 2005 Unit Plan and, for 2010, reflects costs related to options and restricted shares granted under the Team Holdings, Inc. 2009 Stock Incentive Plan.

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Team Health Holdings, Inc.

Revenue Analysis

The components of net revenue less provision for uncollectibles includes revenue from contracts that have been in effect for prior periods (same contracts) and from new and acquired contracts during the periods, as set forth in the table below:

	Three Months Ended March 31,
	2009	2010
	(In thousands)
Same contracts:
Fee-for-service revenue	$217,065	$221,392
Contract and other revenue	97,497	93,706

Total same contracts	314,562	315,098
New contracts, net of terminations:
Fee-for-service revenue	13,231	15,558
Contract and other revenue	21,286	11,881

Total new contracts, net of terminations	34,517	27,439
Acquired contracts:
Fee-for-service revenue	507	13,356
Contract and other revenue	—	8,572

Total acquired contracts	507	21,928
Consolidated:
Fee-for-service revenue	230,803	250,306
Contract and other revenue	118,783	114,159

Total net revenue less provision for uncollectibles	$349,586	$364,465

The following table reflects the visits and procedures included within fee-for-service revenues described in the table above:

	Three Months Ended March 31,
	2009	2010
	(In thousands)
Fee-for-service visits and procedures:
Same contract	1,745	1,731
New and acquired contracts, net of terminations	128	185

Total fee-for-service visits and procedures	1,873	1,916

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